Exhibit 99.1

Capitala Finance Corp. Announces Special Distribution, Realized Capital Gains

Special Distribution Represents 32% Premium over Normal Monthly Distributions

CHARLOTTE, N.C., March 3, 2015 – Capitala Finance Corp. (the “Company” or “Capitala”) (Nasdaq:CPTA) declared a special distribution to be paid monthly over the remainder of 2015, and announces capital gains from its equity portfolio.

Special Distribution

On February 26, 2015, the Company’s Board of Directors declared a special distribution in the amount of approximately $6.5 million, or $0.50 per share of the Company’s common stock, to be paid monthly over the remainder of 2015 as noted below. This represents approximately a 32% premium over normal monthly distributions, as previously announced.

Record Date	Payment Date	Amount Per Share
3/23/15	3/30/15	$0.05
4/23/15	4/29/15	$0.05
5/21/15	5/28/15	$0.05
6/22/15	6/29/15	$0.05
7/23/15	7/30/15	$0.05
8/21/15	8/28/15	$0.05
9/23/15	9/29/15	$0.05
10/23/15	10/29/15	$0.05
11/20/15	11/27/15	$0.05
12/22/15	12/30/15	$0.05

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

Equity Portfolio Activity and Capital Gains

The Company is pleased to report capital gains from two equity investments; one exit and one partial exit. These exits are a continuation of the Company’s strategy to lower its overall concentration of equity investments by rotating into debt investments that support coverage of distributions through core net investment income.

Chef’n Corporation

On December 23, 2014, the Company received $3.7 million of consideration, including $2.9 million in cash and $0.8 million in rollover preferred equity, from the exit of its equity investment in Chef’n Corporation. The $2.7 realized gain in the fourth quarter of 2014 represented a 61% internal rate of return, and a 4.2 multiple on invested cash.

Boot Barn, Inc. (NYSE:BOOT)

On March 3, 2015 the Company sold 179,748 shares (approximately 30% of the Company’s holdings) of Boot Barn, Inc. common stock at $22.33 per share, generating $4.0 million in proceeds. The Company still holds 420,252 shares of Boot Barn, Inc. common stock at a cost basis of $4.00 per share, subject to a lockup agreement that expires during the second quarter of 2015. The realized gain on the sold shares is $3.3 million, or a 78% internal rate of return, and a 6.1 multiple on invested cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.capitalagroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com